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                                                                 EXHIBIT 99.1

     COLE NATIONAL STOCKHOLDERS VOTE TO APPROVE MERGER WITH LUXOTTICA GROUP

CLEVELAND, July 22, 2004 -- Cole National Corporation (NYSE: CNJ) today announced that its stockholders voted to approve the merger agreement with Luxottica Group S.p.A., as amended, at the reconvened annual meeting of its stockholders held this afternoon. The merger was approved by approximately 99.5% of the Cole National shares voting on the proposal, representing approximately 78 % of the outstanding shares of Cole National common stock.

Larry Pollock, President and Chief Executive Officer of Cole National, stated:
"I am delighted that our shareholders have shown such strong support for Cole National's proposed merger with Luxottica. This transaction is in the best interests of all Cole National's constituents--from our shareholders to our associates, franchisees and doctors of optometry. We look forward to working with Luxottica in the near term to close this transaction and over the longer term as partners in our combined company."

Pursuant to the terms of an amendment to the Luxottica merger agreement dated July 14, 2004, Cole National stockholders will receive $27.50 per share in cash, plus an additional amount equal to 4% per annum from today through the closing date of the merger, upon completion of the transaction.

The amended Luxottica merger agreement is subject to receipt of regulatory approvals and other customary conditions. As previously announced, Cole National and Luxottica have committed to the Federal Trade Commission not to close the transaction before September 30, 2004, without its consent.

ABOUT COLE NATIONAL

Cole National Corporation's vision business, together with Pearle franchisees, has 2,178 locations in the U.S., Canada, Puerto Rico and the Virgin Islands and includes Cole Managed Vision, one of the largest managed vision care benefit providers with multiple provider panels and nearly 20,000 practitioners. Cole's personalized gift business, Things Remembered, serves customers through 727 locations nationwide, catalogs, and the Internet at www. thingsremembered .com. Cole also has a 21% interest in Pearle Europe, which has 1,496 optical stores in Austria, Belgium, Denmark, Estonia, Finland, Germany, Italy, Kuwait, Norway, the Netherlands, Poland, Portugal and Sweden.

Safe Harbor Statement

Certain statements in this press release may constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. Such risks and uncertainties include, but are not limited to, risks that the Luxottica merger will not be completed, legislative or regulatory developments that could have the effect of delaying or preventing the Luxottica merger, fluctuations in exchange rates, economic and weather factors affecting consumer spending, the ability to successfully introduce and market new products, the ability to effectively integrate recently acquired businesses, the ability to successfully launch initiatives to increase sales and reduce costs, the availability of correction alternatives to prescription eyeglasses, as well as other political, economic and technological factors and other risks referred to in their filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and Luxottica and Cole National do not assume any obligation to update them.